Exhibit 99

                                [FARMER MAC LOGO]



                                      NEWS


FOR IMMEDIATE RELEASE                                             CONTACT
June 2, 2004                                                      Jerome Oslick
                                                                  202-872-7700



              Farmer Mac Updates Congress on Mission Achievements,
                       Safe and Sound Financial Condition

     Washington, D.C.-- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) Chairman Fred L. Dailey and President Henry D. Edelman today updated the U.S. House of Representative's Committee on Agriculture on its progress as the Congressionally chartered secondary market for agricultural mortgages.

     In summary, Farmer Mac's Chairman and its President reported the following:

     Farmer Mac is accomplishing its Congressional mission of increasing the availability of long-term mortgage credit to farmers and ranchers at stable interest rates by providing greater liquidity and lending capacity to agricultural lenders through a secondary market for qualified mortgages.
     o Since the 1996 revision to its charter, Farmer Mac's $10.7 billion of credit enhancements and purchases have covered more than 33,500 loans that have helped farmers, ranchers and rural homeowners throughout all 50 states, with cumulative charge-offs of only $11 million.
     o On average, interest rates offered by lenders through the Farmer Mac I program are 85 basis points lower than rates on comparable loans, as reported by member banks to U.S. Federal Reserve Banks in agricultural lending states.
     o Through its Farmer Mac II program, Farmer Mac is helping small and family farmers, working through a USDA program that targets beginning farmers and minority applicants, who would not otherwise be able to obtain financing, and to help finance development of businesses and infrastructure in the Nation's rural communities.

     Farmer Mac is operating safely and soundly, consistent with its enabling legislation.
     o Farmer Mac always has been subject to the rules and regulations of both the Farm Credit Administration (FCA) and the U.S. Securities and Exchange Commission (SEC).
     o By conventional measures of financial management, Farmer Mac administers its risks conservatively:
          o    As of March 31, 2004,  Farmer Mac's regulatory  capital of $245.7 million was almost six times the level required by the Congressionally mandated risk-based capital stress test, and its regulatory core capital was one and two-thirds times the required statutory minimum capital level.
          o As of March 31, 2004, Farmer Mac's 90-day delinquencies had trended down to 1.17 percent of the principal balance of all post-1996 Act Farmer Mac I program loans, slightly lower than the average experience of agricultural mortgage lenders for 2003, as reported by the USDA.
          o The Corporation's assets and liabilities were closely matched, with a low sensitivity to shifts in interest rates, as reflected in a duration gap of minus 0.5 months at March 31, 2004.

     Corporate governance at Farmer Mac is conducted under high standards.
     o The Corporation's board and committee membership meet the independence requirements of the SEC rules and NYSE Listing Requirements.
     o Farmer Mac has a Board of Directors composed entirely of outside directors; no member of management serves on the Board.
     o    The  Chairman  of the  Farmer  Mac  Board is not the  Chief  Executive
          Officer of the Corporation; its President serves in that latter capacity.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

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